As filed with the Securities and Exchange Commission on December 30, 2010

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under the Securities Act of 1933

ARI NETWORK SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Wisconsin	39-1388360
(State of Incorporation)	(I.R.S. Employer Identification No.)

10850 West Park Place, Suite 1200
Milwaukee, Wisconsin	53224
(Address of Principal Executive Offices)	(Zip Code)

____________________________________

ARI Network Services, Inc. 2010 Equity Incentive Plan

ARI Network Services, Inc. 2000 Employee Stock Purchase Plan

____________________________________

Roy W. Olivier

President and Chief Executive Officer

ARI Network Services, Inc.

10850 West Park Place, Suite 1200

Milwaukee, Wisconsin 53224-3025

(414) 973-4300

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

C.J. Wauters

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

(414) 273-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $.001 par value	700,000	$0.51	$357,000	$41.45
Preferred Share Purchase Rights	700,000	(3)	(3)	(3)

(1)

Total includes 650,000 shares of the Registrant’s Common Stock registered with respect to the ARI Network Services, Inc. 2010 Equity Incentive Plan and 50,000 shares of the Registrant’s Common Stock registered with respect to the ARI Network Services, Inc. 2000 Employee Stock Purchase Plan.  In addition, pursuant to Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers in aggregate 175,000 shares of Common Stock under the 2000 Employee Stock Purchase Plan previously registered on Forms S-8, Reg. Nos. 333-52176 and 333-110104, effective December 19, 2000 and October 30, 2003, respectively.  In accordance with Rule 416 under the Securities Act, this registration statement shall also be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

 (2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act.  The price per share and offering price are calculated based on $0.51, the average of the bid and asked price per share of the Registrant’s Common Stock on the OTC Bulletin Board on December 27, 2010, in accordance with Rule 457(c) under the Securities Act.

 (3)

The Preferred Share Purchase Rights initially are attached to and trade with the shares of Common Stock being registered hereby.  Value attributable to the Rights, if any, is reflected in the market price of the Common Stock.

PART I

The documents containing the information specified in Part I of this Form S-8 Registration Statement (the “Registration Statement”) will be sent or given to participants in the plan listed on the cover of this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents are incorporated by reference in this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which is referred to herein as the “Exchange Act”):

(a)	The Registrant’s annual report on Form 10-K for the fiscal year ended July 31, 2010;
(b)	The Registrant’s quarterly report on Form 10-Q for the quarter ended October 31, 2010;
(c)	The Registrant’s current reports on Form 8-K filed December 16, 2010 and December 22, 2010;
(d)

the description of the Registrant’s common stock, $.001 par value (“Common Stock”), that is contained in the registration statement filed by the Company with the Commission under Section 12 of the Exchange Act, including any subsequent amendment or any report filed for the purpose of updating such description; and

(e)

the description of the Company’s Preferred Share Purchase Rights contained in the Company’s Registration Statement on Form 8-A dated August 18, 2003, together with any subsequent amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers

Section 180.0851 of the Wisconsin Business Corporation Law (the “WBCL”) requires a corporation to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding, if such person was a party to such proceeding because he or she was a director or officer of the corporation.  In cases where a director or officer is not successful on the merits or otherwise in the defense of a proceeding, a corporation is required to indemnify a director or officer against liability incurred by the director or officer in a proceeding if such person was a party to such proceeding because he or she is a director or officer of the corporation unless it is determined that he or she breached or failed to perform a duty owed to the corporation and such breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

Section 180.0858 of the WBCL provides that subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under a corporation’s articles of incorporation or by-laws, a written agreement between the director or officer and the corporation or a resolution of the board of directors or the shareholders.

Unless otherwise provided in the articles of incorporation or by-laws, or by written agreement between the director or officer and the corporation, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners as specified in Section 180.0855 of the WBCL: (i) by majority vote of a quorum of disinterested members of the board of directors, or if such disinterested quorum cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel chosen by a quorum of disinterested directors or its committee (or if unable to obtain such a quorum or committee, by a majority vote of the full board of directors); (iii) by a panel of three arbitrators (one of which is chosen by a quorum of disinterested directors); (iv) by the vote of the shareholders; (v) by a court; or (vi) by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation, pursuant to Section 180.0853 of the WBCL, at such time as the director or officer furnishes to the corporation written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties; and written confirmation to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with any proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

As permitted by Section 180.0858, the Registrant has adopted indemnification provisions in its by-laws which closely track the statutory indemnification provisions with certain exceptions. In particular, Section 7.1 of the Registrant’s by-laws, among other items, provides that (i) an individual shall be indemnified unless it is proved by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.  The Registrant has purchased directors’ and officers’ liability insurance, which insures the Registrant’s officers and directors against certain liabilities that may arise under the Securities Act.

Under Section 180.0828 of the WBCL, a director of the corporation is not personally liable to the corporation or its shareholders for a breach of or failure to perform any duty resulting solely from his or her status as a director, unless it is proven that the director’s conduct falls into one of the categories described in the first paragraph of this item.

Item 8.  Exhibits

10.1	ARI Network Services, Inc. 2010 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s current report on form 8-K filed December 22, 2010
10.2

ARI Network Services, Inc. 2000 Employee Stock Purchase Plan, amended and restated November 4, 2010, incorporated by reference to Exhibit 10.2 to the Registrant’s current report on form 8-K filed December 22, 2010

5	Opinion of Godfrey & Kahn, S.C. regarding legality of the Common Stock being registered
23.1	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5)
23.2	Consent of Wipfli LLP

Item 9.  Undertakings *

The undersigned Registrant hereby undertakes:

(a)

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(iv)

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)

That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

______________

*  Paragraphs correspond to Item 512(a), (b) and (h) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on December 30, 2010.

ARI NETWORK SERVICES, INC.

By:  /s/ Roy W. Olivier

Roy W. Olivier,

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Roy W. Olivier Roy W. Olivier	President and Chief Executive Officer and a Director (Principal Executive Officer)	December 30, 2010

/s/ Darin R. Janecek Darin R. Janecek	Chief Financial Officer (Principal Accounting and Financial Officer)	December 30, 2010

/s/ Brian E. Dearing Brian E. Dearing	Chairman of the Board and Chief Corporate Development and Strategy Officer	December 30, 2010

/s/ Gordon J. Bridge Gordon J. Bridge	Director	December 30, 2010

/s/ Ted C. Feierstein Ted C. Feierstein	Director	December 30, 2010

/s/ P. Lee Poseidon P. Lee Poseidon	Director	December 30, 2010

/s/ William C. Mortimore William C. Mortimore	Director	December 30, 2010

EXHIBIT INDEX

Exhibits

10.1	ARI Network Services, Inc. 2010 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 to the Registrant’s current report on form 8-K filed December 22, 2010
10.2

ARI Network Services, Inc. 2000 Employee Stock Purchase Plan, amended and restated
November 4, 2010, incorporated by reference to Exhibit 10.2 to the Registrant’s current report on form 8-K filed December 22, 2010

5	Opinion of Godfrey & Kahn, S.C. regarding legality of the Common Stock being registered
23.1	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5)
23.2	Consent of Wipfli LLP